EXHIBIT 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2011 on the consolidated financial statements of ChoiceOne Financial Services, Inc. for the years ended December 31, 2010, 2009 and 2008, which report is included in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Plante & Moran, PLLC

Grand Rapids, Michigan
August 26, 2011